Exhibit 10.29

RENAISSANCE PARENT CORP.

June 9, 2013

Mr. Patrick Bennett

Dear Mr. Bennett;

This will serve to confirm our recent discussion regarding our offer to you to join Gardner Denver, Inc. (“GDI”) as the President of Thomas Industries, Inc. (“Thomas”), a subsidiary of GDI, subject to the completion of the acquisition (the “Acquisition”) of GDI by Renaissance Parent Corp. (“Holdings”), a holding company controlled by affiliates of Kohlberg Kravis Roberts & Co. (the “Investors”) on or before December 31, 2013. Below please find the terms and conditions that will govern your employment with GDI:

1.	Employment Start Date. Your employment hereunder will commence on the closing date of the Acquisition (your “Start Date”), and will continue until either party hereto terminates such employment upon written notice to the other party, subject to the provisions of paragraph 7 below; provided that you will provide GDI with at least 60 days advance written notice of any voluntary termination of your employment hereunder.

2.	Duties and Reporting: While employed hereunder, you will perform such duties as are assigned to you in your capacity as President of Thomas by the Chief Executive Officer of GDI (“CEO”), devoting your full attention to the business and affairs of Thomas. Your principal work location will be in Germany with an office at our Wayne, Pennsylvania global headquarters, subject to such business travel as may be reasonably required to perform your duties hereunder.

3.	Salary. While employed hereunder, your initial annual rate of base salary will be EUR 275,000, subject to increase at the discretion of the CEO (the “Base Salary”). Such Base Salary shall be payable in accordance with the normal payroll practices of GDI. Notwithstanding the foregoing, upon commencement of your employment hereunder, we may, at our election, choose to increase your Base Salary to EUR 300,000 in lieu of providing the car allowance referenced in paragraph 6 below.

4.	Annual Bonus. While employed hereunder, you will be eligible to earn an annual cash bonus in respect of each fiscal year of GDI occurring during the Term (“Annual Bonus”) pursuant to the terms of a bonus plan as may be amended from time to time (the “Bonus Plan”), with an annualized aggregate target Annual Bonus opportunity equal to 65% of your Base Salary (the “Target Bonus”), although your Annual Bonus may exceed your Target Bonus based on certain annual performance measures to be determined at a later time. The Bonus Plan will provide that the Annual Bonus will be earned and payable, subject in part to Thomas’s achievement of Thomas performance targets and in part to GDI’s achievement of GDI performance targets, to be established annually by the Board of Directors of GDI, and otherwise in accordance with the terms of the Bonus Plan.

5.	Investment in Holdings; Long-Term Incentive (“LTI”) Program.

a.	It is expected that you will, subject to satisfaction of applicable securities laws requirements, invest into the common stock of Holdings (the “Common Stock”) in an amount that is meaningful to you. The purchase price will be based on the Investors’ cost of acquiring the common stock of GDI in the Acquisition.

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b.	A long term incentive plan will be established to give you the opportunity to share in the value appreciation, following the Start Date, of GDI. The intended goal of this LTI program will be to provide you with the opportunity (although not the guarantee) to earn pre-tax proceeds in respect of such value appreciation of USD $8 million[1]. It is expected that the LTI grants to Executive will be in the form of options to purchase shares of Common Stock. The options will be granted under a program to be established by Holdings, on terms that are customary to option plans established by the Investors, and will include vesting subject to continued employment and the achievement by GDI, Thomas, and the Investors of certain performance targets.

c.	Any Common Stock you acquire through investment in equity and upon exercise of the Options will be subject to customary terms contained in management equity agreements maintained by the Investors with their portfolio company management teams. These terms include, generally, transfer restrictions, company call rights, tagalong and dragalong rights, and restrictive covenants (including covenants not to disclose confidential information at any time, and while employed and for certain post-employment periods, not to solicit employees or customers and not to compete with the business of Thomas and GDI). Details regarding the LTI Program, as well as the management equity agreement terms, will be provided as they are finalized by the Investors for the GDI management as a whole.

6.	Benefits and Perquisites. While employed hereunder, you will be provided with coverage under all retirement and welfare benefit and perquisite programs, and paid time off/vacation, that GDI makes available to its senior management from time to time, and an annual car allowance.

7.	Severance Arrangements. If GDI terminates your employment without Cause or you terminate your employment for Good Reason (each as will be defined in the management equity agreements referenced above) in accordance with paragraph 1 above, and subject to your continued compliance with the restrictive covenants referenced in paragraph 5 above, GDI will:

a.	provide you with continued payment over an 18-month period (the “Severance Period”) of the sum of (x) your then Base Salary and (y) the Annual Bonus, if any, earned in respect of the GDI fiscal year preceding the fiscal year in which the termination date occurs (but if such date occurs in the first fiscal year of your employment, such Annual Bonus will equal the Target Bonus), payable in substantially equal monthly installments over the Severance Period (the “Severance Payment”); and

b.	so long as you timely elect to continue to participate in GDI’s health insurance plan under COBRA, provide you with continued coverage under GDI’s health insurance plan on the same basis as actively employed employees of GDI for the 18 months following the date your employment terminates (or, if earlier, through the date you become employed by another employer and eligible for health insurance coverage at such employer) (such provision of coverage, the “Benefit Continuation”).

Receipt of the above severance payments and benefits is contingent on your execution (without revocation) of a waiver and release agreement in a form customarily used by GDI; in the event that commencement of payment of the Severance Payment could begin in one of two calendar years, depending upon GDI’s receipt of such executed waiver, payment of the Severance Payment will begin in the second calendar year, in compliance with Section 409A of the Internal Revenue Code (“Section 409A”).

1 Assuming a certain exit value is achieved in 2018. Details of a corresponding financial forecast and exit multiple assumption will be presented separately.

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c.	Upon any termination of your employment, you will receive, by no later than they second payroll date following your termination date, any unpaid payments of Base Salary previously earned but unpaid through such date, and other payments and benefits under applicable employee benefit plans or programs to which you are entitled pursuant to the terms of such plans or programs.

8.	Taxes.

a.	GDI shall be entitled to withhold from the payment of any compensation and provision of any benefit under this agreement such amounts as may be required by applicable law, including without limitation for purposes of the payment if payroll and income taxes.

b.	For purposes of Section 409A, each payment made under this agreement shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to your “termination of employment” and “termination date” shall refer to your “separation from service” with GDI, and the date thereof, respectively, within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to you under this agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that your receipt of any payments or in-kind benefits from GDI or its affiliates must be delayed pursuant to this paragraph due to your status as a “specified employee” as such term is defined under Section 409A, (i) the payment of all or any portion of the Severance Payment that is required to be delayed six months from the date of your separation from service shall be so delayed, and all such delayed installment payments shall be paid in a lump sum payment on the first business day following the expiration of such six-month period and (ii) with respect to the Benefit Continuation, you may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying GDI (or its affiliates) for the fair market value of such benefits (as determined by GDI in good faith) during such period. Any amounts paid by you pursuant to the preceding sentence shall be reimbursed to you as described above on the date that is six months following your separation from service. If GDI fails to make any payment, either intentionally or unintentionally, within the time period specified in this agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in this agreement pursuant to Treas. Reg. § 1.409A 3(d).

9.	Dispute Resolution; Governing Law.

a.	Any controversy or claim arising out of or relating to this agreement or the breach of this agreement that cannot be resolved by you and GDI, including any dispute as to the calculation of your benefits or any payments hereunder, shall be submitted to a single arbitrator who shall be a retired judge with substantial experience in arbitrating executive compensation disputes. The parties shall jointly select the arbitrator, or if they are unable to agree within thirty (30) days after the arbitration is initiated, then the American Arbitration Association (AAA) shall select the arbitrator in accordance with its commercial rules. Arbitration shall occur in the metropolitan area of the city in which you are primarily employed in accordance with the procedures of the AAA, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. Discovery shall be limited to two days of depositions for each of the parties and one exchange of documents. All hearings of testimony and all arbitration proceedings shall be completed within ninety (90) days of the selection of the arbitrator. Each party shall bear the costs of any legal fees which may be incurred by it in respect of enforcing its respective rights under this agreement, subject to the awarding of fees by the arbitrator.

b.	This agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

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10.	Conditions. This offer of employment, and any employment pursuant to this offer, is conditioned upon the following:

•	Your signed agreement to, and ongoing compliance with, any code of conduct, business ethics and proprietary information agreements customarily required to be signed by new employees of GDI.

•	Your consent to and the receipt by GDI of satisfactory results of background checks. Until you have been informed in writing by GDI that such checks have been completed and the results satisfactory, you should defer reliance on this offer.

By signing and accepting this offer of employment, you represent and warrant that: (i) except with respect to such obligations by which you are bound as referenced in paragraph 3 of that certain letter agreement entered into by you with Mold-Master Europa GmbH dated 24th May, 2013 (copies of which you have provided to us and of which we hereby confirm receipt) , you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, GDI as its employee; (ii) you have not and shall not bring onto company premises, or use in the course of your employment with GDI, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this agreement.

This agreement and all obligations hereunder (other than as such obligations relate to the issuance of Common Stock and the grant of Options referenced above) may be assigned by Holdings to GDI upon the closing of the Acquisition.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

Sincerely,

/s/ Peter M. Stavros
Name: Peter M. Stavros
Title: President and Chief Executive Officer, Renaissance Parent Corp.

Accepted and agreed this 11th day of July, 2013.

/s/ Patrick Bennett
Patrick Bennett